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                                                                  EXHIBIT 10.155


        [LIGAND PHARMACEUTICALS Letterhead]          David E. Robinson
                                                     Chairman, President
                                                     and Chief Executive Officer


4 November 1996

Mr. William Pettit
4885 Carrigan Ridge Drive
Dublin, Ohio 43017

Dear Bill:

          I am pleased to extend to you an offer to become Senior Vice President, Human Resources and Administration and a corporate officer of Ligand Pharmaceuticals, Inc. reporting to me, commencing November 18, 1996 or sooner. The particulars of our offer are as follows:

COMPENSATION

1.        Your initial base salary will be $205,000 per year.

2. You will participate in the 1997 Impact Goal Incentive Plan of corporate officers based upon achievement of pre-agreed goals (a target maximum currently of $30,000.)

3. You will be granted an option to purchase, at your election 75,000 shares of the Company's common stock at its "fair market price" under our current Employee Stock Option Plan. The grant will be subject to your execution of the Company's Incentive Stock Option Agreement and to final approval by the Compensation Committee of the Board of Directors and any regulatory authority. (See attached.)

RELOCATION PACKAGE

1. The costs associated with relocating your family and household goods to the San Diego area will be paid by the Company as outlined in Ligand's Employee Relocation Policy. (Copy enclosed.)

2. The Company will also loan you $75,000 towards the purchase of a primary residence in the San Diego area. The loan will be secured by a five year promissory note secured by a Deed of Trust and will bear interest at the market rate then prevailing. The loan and accrued interest will be forgiven in five (5) annual increments if you continue to be employed by the Company. You will be responsible for all taxes related to this loan forgiveness.



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Mr. William Pettit
4 November 1996
Page Two

3.        The Company will provide further housing assistance to you as follows:
During the first year of employment, the Company will pay you $12,000 in twelve
(12) equal monthly installments. During the second and third years, the Company will pay you $9,000 per year in twelve (12) equal monthly installments.

4. The company will pay the airfare expense of a monthly trip back to Columbus for a period of twelve (12) months or until the family is relocated to Southern California, whichever occurs first.

SPECIAL CONSIDERATIONS

         In order to cover any miscellaneous relocation expenses not covered under current Ligand policy, we will pay you $10,000 up front allowance. You will be responsible for all taxes related to that bonus.

SEVERANCE

         If you are terminated without cause by the Company during your first year of employment, you will be paid an amount equal to one (1) year of your base salary. If terminated without cause after the first year, you will be paid an amount equal to six (6) months of your base salary.

         As used in this letter, "termination for cause" means termination for malfeasance, misfeasance, or negligence. Termination because of adverse financial circumstances affecting the Company not due to your performance is not termination for cause. If you voluntarily leave the Company's employment, this specifically does not constitute termination without cause.

         As a regular employee and officer of Ligand, you will become eligible to participate in Company sponsored benefits which are described in the Company's Employee Handbook, a copy of which will be sent under separate cover. If you have any questions related to these, please feel free to contact me.

         Employment at Ligand is not for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause. If you are terminated for cause, any loan made to you by the Company will become due and payable immediately.



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Mr. William Pettit
4 November 1996
Page Three

         If you accept this offer, the terms and conditions in this letter shall be the terms of your employment. Any modifications or additions to these terms would have to be in writing and signed by you and me.

         Your employment pursuant to this offer is contingent on your executing the Consent Form, Proprietary Information and Inventions Agreement and upon your providing the Company with the legally required proof of your identity and authorization to work in the United States. (To follow.)

         Bill, all of us are excited about having you join the growing team at Ligand and we believe our professional association with you will be mutually rewarding. We are truly looking forward to working with you in building an exciting new pharmaceutical company.

Sincerely,

/s/ DAVID E. ROBINSON
--------------------------------
David E. Robinson
Chairman, President and CEO

DER/jdb

Attachments

Agreed and Accepted:

/s/ WILLIAM A. PETTIT                               11/6/96
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NAME                                                DATE